EXECUTION COPY
OPERATING AGREEMENT OF PCI AIR MANAGEMENT PARTNERS, L.L.C.
TABLE OF CONTENTS
SECTION 1
THE COMPANY		1
1.1	Formation	1
1.2	Name	1
1.3	Purpose; Powers	2
1.4	Principal Place of Business	2
1.5	Term	2
1.6	Filings; Agent for Service of Process	3
1.7	Title to Property	4
1.8	Payments of Individual Obligations	4
1.9	Independent Activities; Transactions with Affiliates	4
1.10	Definitions	5
SECTION 2
MEMBERS' CAPITAL CONTRIBUTIONS		19
2.1	Original Capital Contributions	19
2.2	Additional Capital Contributions	20
SECTION 3
ALLOCATIONS		20
3.1	Profits	20
3.2	Losses	20
3.3	Special Allocations	20
3.4	Curative Allocations	22
3.5	Loss Limitation	23
3.6	Other Allocation Rules	23
3.7	Tax Allocations: Code Section 704(c)	25
SECTION 4
DISTRIBUTIONS		25
4.1	Net Cash Flow	25
4.2	Amounts Withheld	26
4.3	Limitations on Distributions	26
4.4	Distributions and Payments to Members	26
SECTION 5
MANAGEMENT		27
5.1	Authority of the Manager	27
5.2	Duties and Obligations of the Manager	29
5.3	Compensation; Expenses	32
5.4	Indemnification of the Manager	32
5.5	Temporary Investments	33
5.6	Manager's Liability	33
5.7	Withdrawal, Removal and Termination	34
SECTION 6
ROLE OF MEMBERS		34
6.1	Rights or Powers	34
6.2	Voting Rights	35
6.3	Meetings and Consents of the Members	35
6.4	Procedure for Consent	36
6.5	Required Member Consents	36
6.6	Withdrawal/Resignation	37
6.7	Member Compensation	38
6.8	Members Liability	38
6.9	Partition	38
6.10	Transactions Between a Member or Manager and the Company	38
6.11	Other Instruments	39
SECTION 7
REPRESENTATIONS AND WARRANTIES		39
7.1	In General	39
7.2	Representations and Warranties	39
7.3	Limitation on Damages for Breach of Representations or Warranties/Damage Payments	42
SECTION 8
ACCOUNTING, BOOKS AND RECORDS
8.1	Accounting, Books and Records	42
8.2	Reports	43
8.3	Tax Matters	44
AMENDMENTS		45
SECTION 10
TRANSFERS		46
10.1	Restrictions on Transfers	46
10.2	Retirement of RAMP Investments' Interest	47
SECTION 11
POWER OF ATTORNEY		48
11.1	Manager as Attorneys-In-Fact	48
11.2	Nature of Special Power	49
SECTION 12
DISSOLUTION AND WINDING UP		50
12.1	Dissolution Events	50
12.2	Winding Up	51
12.3	Compliance With Certain Requirements of Regulations; Deficit Capital Accounts	53
12.4	Deemed Distribution and Recontribution	53
12.5	Rights of Members	54
12.6	Notice of Dissolution/Termination	54
12.7	Allocations and Distributions During Period of Liquidation	54
12.8	Character of Liquidating Distributions	54
12.9	The Liquidator	54
12.10	Form of Liquidating Distributions	55
SECTION 13
MISCELLANEOUS		56
13.1	Notices	56
13.2	Binding Effect	56
13.3	Construction	56
13.4	Time	57
13.5	Headings	57
13.6	Severability	57
13.7	Incorporation by Reference	57
13.8	Variation of Terms	57
13.9	Governing Law	58
13.10	Waiver of Jury Trial	58
13.11	Counterpart Execution	58
13.12	Sole and Absolute Discretion	58
13.13	Specific Performance	58
13.14	Holding Company Eligible Activities and Holding Company Eligible Assets/Banking Laws and Regulations	59
13.15	No Material Impairment	59
EXHIBITS
Exhibit A		List of Aircraft Lease Documents
Exhibit B		RAMP Investments Contribution Agreement
Exhibit C		Appraisal
Exhibit D		Form of PCI Note
Exhibit E		Form of Lease Certificate
Exhibit F		Form of PCI Master Lease
OPERATING AGREEMENT OF PCI AIR MANAGEMENT PARTNERS, L.L.C.

            This OPERATING AGREEMENT is entered into and shall be effective as of the 13th day of November, 1995, by and among PCI Air Management Corporation ("PCI Air Co"), a Nevada corporation, and RAMP Investments, L.L.C. ("RAMP Investments"), a Delaware limited liability company, as Members, and PCI Air Co, as Manager, pursuant to the provisions of the Act, on the following terms and conditions:

SECTION 1 THE COMPANY

            1.1      Formation.

            The Members hereby agree to form the Company as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The fact that the Certificate is on file in the office of the Secretary of State, State of Delaware, shall constitute notice that the Company is a limited liability company. Simultaneously with the execution of this Agreement and the formation of the Company, each of the Members shall be admitted as members of the Company and the Manager shall be admitted as the manager of the Company. The rights and liabilities of the Members shall be as provided under the Act, the Certificate and this Operating Agreement.

            1.2      Name.

            The name of the Company shall be PCI Air Management Partners, L.L.C. and all business of the Company shall be conducted in such name or, with the consent of the Members, under any other name.

            1.3      Purpose; Powers.

             (a)       The purposes of the Company are (i) to acquire, hold, operate, manage, protect, conserve and sell (directly or indirectly) (A) the stock of AIMC, (B) the Leased Aircraft contributed to the Company by RAMP Investments pursuant to Section 2.1 hereof and (C) Permitted Investments, (ii) to make such additional investments and engage in such additional business endeavors as may be authorized pursuant to this Agreement or otherwise as the Members may unanimously agree, and (iii) to engage in any and all activities necessary or incidental to the foregoing purposes; provided that any asset acquired, investment made or activity engaged in by the Company shall be Holding Company Eligible or made Holding Company Eligible in compliance with Section 5.2(d). In no event shall the Company accept demand deposits, including without limitation demand deposits that the depositor may withdraw by check or similar means for payment to third parties.

             (b)       The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to and in furtherance of the purposes of the Company set forth in this Section 1.3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Manager pursuant to Section 5 hereof.

             (c)       The Company intends to manage the assets of the Company such that there is a reasonable (in the sole opinion of the Manager) ratio of the value of the Leased Aircraft held by the Company at any given time to the value of the stock of AIMC held at such time.

            1.4      Principal Place of Business.

            The principal place of business of the Company shall be at 1575 Delucchi Lane, Suite 115, Reno, Nevada 89502. The Manager may change the principal place of business of the Company to any other place within or without the State of Delaware with the consent of the Members. The registered office of the Company in the State of Delaware initially is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

            1.5      Term.

            The term of the Company shall commence on the date the Certificate is filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the dissolution and the completion of the winding up of the Company and its business is completed following a Dissolution Event, as provided in Section 12 hereof. Prior to the time that the Certificate is filed, no Person shall represent to third parties the existence of the Company or hold himself out as a Member or Manager.

            1.6      Filings; Agent for Service of Process.

             (a)       The Manager is hereby authorized to and shall execute and cause the Certificate to be filed in the office of the Secretary of State of the State of Delaware in accordance with the Act. The Manager shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation, execution, and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

(i)       A change in the Company name; or

(ii)       A correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members.

             (b)             The Members and the Manager shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

             (c)       The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company or any successor as appointed by the Members in accordance with the Act.

             (d)       Upon the dissolution and completion of the winding up of the Company in accordance with Section 12 hereof, the Liquidator, as an authorized person within the meaning of the Act, shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Liquidator deems such filing necessary or advisable.

            1.7      Title to Property.

            All Property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such Property in its individual name, and each Member's interest in the Company shall be personal property for all purposes. Except as otherwise provided in Section 5.5 hereof, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.

            1.8      Payments of Individual Obligations.

            The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

            1.9      Independent Activities; Transactions with Affiliates.

             (a)       The Manager shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company and AIMC; and Affiliates of the Manager and, so long as the Manager is in satisfaction of its obligations pursuant to Sections 5.1 and 5.2 hereof, the Manager shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

             (b)       Insofar as permitted by applicable law, neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or the Manager or their Affiliates from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or require any Member or the Manager to permit the Company or any other Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

             (c)       To the extent permitted by applicable law and subject to the provisions of this Agreement, in furtherance of the purposes of the Company set forth in Section 1.3, the Manager is hereby authorized to cause the Company to purchase property (whether real, personal, or mixed) from, sell Property to or otherwise deal with any Member or the Manager, acting on its own behalf, or any Affiliate of any Member or Manager; provided that any such purchase, sale or other transaction shall e made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been made with an independent third party.

             (d)       Notwithstanding Section 1.9(c), the Manager, on behalf of the Company, is hereby authorized to cause the Company to enter into the transactions evidenced by, and perform its obligations under, the RAMP Investments Contribution Agreement, the PCI Master Lease, any PCI Note, and the Aircraft Lease Documents, all without any further action, consent, or approval of any other Person.

             (e)       Each Member and Manager and any Affiliate thereof may also lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Company and, subject to other applicable law, has the same rights and obligations with respect thereto as a Person who is not a Member. If a Member or any Affiliate thereof is a lender, in exercising its rights as a lender, including making its decision on whether to foreclose on property of the Company, such lender will have no duty to consider (i) its status as a Member or an Affiliate of a Member, (ii) the interests of the Company, or (iii) any duty it may have to the Company or any other Person.

            1.10      Definitions.

            Capitalized words and phrases used in this Agreement have the following meanings:

             "Act" means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

             "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)       Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-l(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

             "Affiliate" means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, member or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee or holder of 10% or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise.

             "Agreement" or "Operating Agreement" means this Operating Agreement of PCI Air Management Partners, L.L.C., as amended from time to time, which shall constitute the limited liability agreement of the Company for all purposes of the Act. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

            "AIMC" means Aircraft International Management Corporation, a Delaware corporation.

            "Aircraft Lease Documents" means those documents and certificates listed on Exhibit A hereto and incorporated herein by reference.

            "Allocation Year" means (i) the period commencing on the Effective Date and ending on December 31, 1995, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 3 hereof.

            "Appraised Value" means, with respect to any asset, the value determined by appraisal in the manner described in Exhibit C hereto which is incorporated herein by reference provided that the "Appraised Value" of any PCI Note shall be determined by an investment bank of national recognition appointed by the Manager.

             "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy". A "Voluntary Bankruptcy" means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property, or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within ninety (90) days. The foregoing is intended to supersede and replace the events listed in Sections 18-304(a) and (b) of the Act.

            "BHCA" means the Bank Holding Company Act of 1956, as amended, 12 U.S.C. Section 1841 et seq., and the rules and regulations promulgated thereunder.

            "BT Investor" means AM-BT Nevada, Inc., a Nevada corporation.

            "Business Day" means a day of the year on which banks are not required or authorized to close in New York, New York.

            "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i)       To each Member's Capital Account there shall be credited (A) such Member's Capital Contributions, (B) such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-l(b)(2)(iv)(d)(2);

(ii)       To each Member's Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;

(iii)       In the event all or any portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest; and

(iv)       In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

            The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Manager, with the consent of the Members, may make such modification. The Manager also shall, with the consent of the Members, (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1 (b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-l(b).

            "Capital Contributions" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Interest held or purchased by such Member.

            "Certificate" means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

            "Certificate of Cancellation " means a certificate filed in accordance with 6 Del. C. Section 18-203.

            "Change of Control" of PCI Air Co shall be deemed to have occurred if a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than PCI is the direct or indirect owner of more than fifty percent (50%) of the voting securities of PCI Air Co with the power to designate a majority of such entity's directors or managers, as the case may be.

            "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

            "Company" means the limited liability company formed pursuant to this Agreement and the Certificate and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

            "Debt" means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), and (v) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company's business and are not delinquent or are being contested in good faith by appropriate proceedings.

             "Depreciation" means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value (i) with respect to Leased Aircraft, on a straight line basis over a seven year period, and (ii) with respect to any other Permitted Investment, using any reasonable method selected by the Manager with the consent of the Members.

            "Dissolution Event" shall have the meaning set forth in Section 12.1 hereof.

            "Effective Date" means the date hereof.

            "Expenses" means any and all costs, liabilities, obligations, losses, damages, penalties, claims (including, but not limited to negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, suits, costs, expenses and disbursements (including reasonable legal fees and expenses).

            "First Appraiser" shall have the meaning set forth in Exhibit C hereto.

            "Fiscal Quarter" means (i) the period commencing on the Effective Date and ending on December 31, 1995, (ii) any subsequent three-month period commencing on each of January 1, April 1, July 1 and October 1 and ending on the last date before the next such date, and (iii) the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which all Property is distributed to the Members pursuant to Section 12 hereof.

            "Fiscal Year" means (i) the period commencing on the Effective Date and ending on December 31, 1995, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31, and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Section 12 hereof.

            "Full Payout Lease" means a lease of not more than 40 years under the terms of which the lessor can reasonably expect to realize a return of its full investment in the leased property plus the estimated cost of financing the property over the term of the lease from (i) rentals, (ii) estimated tax benefits, and (iii) the estimated residual value of the property at the expiration of the initial term of the lease, which in no case shall exceed 25% of the acquisition cost of the property to the lessor; provided that, in the event of any change in any applicable state or federal banking law after the Effective Date, the meaning of "Full Payout Lease" shall be changed accordingly.

            "GAAP" means generally accepted accounting principles in effect in the United States as amended from time to time.

            "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i)       The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager with the consent of the Members, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 2.1 hereof shall be as set forth in such section;

(ii)       The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined in accordance with Section 10.2(b)(iii) hereof as of the following times: (A) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Manager reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)       The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 770 1(g) into account) of such asset on the date of distribution as determined by the distributee and the Manager, provided that, if a Member that is the Manager or a Member that is an Affiliate of the Manager is the distributee, the determination of the fair market value of the distributed asset shall require the consent of the Members prior to such distribution and

(iv)       The gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" or Section 3.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

             "Holding Company Eligible" means, in respect of any asset or activity, that such asset is eligible for acquisition by, or such activity may be engaged in by, a bank holding company within the meaning of (i) Article III-A of the New York Banking Law and (ii) the BHCA, as the same may be amended from time to time.

             "Holding Company Eligible Lease" means a lease that is a Net Lease and a Full Payout Lease, and contains a tax indemnity for taxes other than federal income taxes that are attributable to the use or presence of the leased asset in the taxing jurisdiction.

             "Interest" means an ownership interest in the Company representing some or all of the Capital Contributions made by a Member pursuant to Section 2 hereof, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement (including, without limitation, any rights to payments and distributions pursuant to Sections 4, 10 and 12 hereof), together with all obligations of such holder to comply with the terms and provisions of this Agreement.

            "Involuntary Bankruptcy" has the meaning set forth in the definition of "Bankruptcy."

            "Issuance Items" has the meaning set forth in Section 3.3 (h) hereof.

            "Leased Aircraft" means the aircraft contributed to the Company by RAMP Investments pursuant to Section 2. 1 hereof.

            "Leased Equipment' has the meaning set forth in the definition of "Permitted Investments."

            "Liquidator" has the meaning set forth in Section 12.9(a) hereof.

             "Losses" has the meaning set forth in the definition of "Profits" and "Losses".

            "Manager" means PCI Air Co so long as PCI Air Co continues to serve in such capacity and has not been removed as Manager in accordance with Section 5.7 of this Agreement and shall also refer to any Person that is admitted to the Company as a successor manager of the Company in accordance with this Agreement.

            "Member", means any Person (i) who is referred to as such in the first paragraph of this Agreement, or who has become a substituted Member pursuant to the terms of this Agreement and (ii) who has not ceased to be a Member. "Members" means all such Persons.

             "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Section 1.7042(b)(4) of the Regulations.

            "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

            "Member Nonrecourse Deductions" has the same meaning as the term of partner nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.7042(i)(2) of the Regulations.

            "Modified Tax Basis of Accounting" means the use of the accrual method of accounting on the basis of Federal income tax laws and regulations in effect for the period being reported upon, except as otherwise required by this Agreement including the maintenance of Capital Accounts.

            "Moody's" means Moody's Investor's Services, Inc.

            "Net Cash Flow" means an amount equal to the taxable income or loss of the Company arising in the ordinary course of the Company's business and investment activities, increased by (x) tax exempt interest, depreciation, amortization, cost recovery allowances and other noncash charges deducted in determining such taxable income and (y) the gross cash proceeds of the sale of any Property by the Company, to the extent not already included in such taxable income or loss and decreased by (i) principal payments made on any Company indebtedness; (ii) property replacement or contingency reserves actually established by the Company; (iii) capital expenditures when made other than from reserves or from borrowings the proceeds of which are not included in operating cash flow; and (iv) any other cash expenditures not deducted in determining such taxable income or loss.

            "Net Contribution Value" shall mean with respect to the cumulative assets contributed by a Member to the Company, the Gross Asset Value of such assets reduced by the recourse and nonrecourse liabilities of such Member assumed by the Company.

            "Net Lease" means a lease under which the lessor will not, directly or indirectly, provide for, or be obligated to provide for (i) the servicing, repair or maintenance of the leased property during the lease term; (ii) the purchasing of parts and accessories for the leased property; (iii) the loan of replacement or substitute property while the leased property is being serviced; (iv) the purchasing of insurance for the lessee except where the lessee has failed in its contractual obligation to purchase or maintain the required insurance; and (v) the renewal of any license or registration for the leased property, unless such action by the lessor is clearly necessary to protect its interest as an owner or financier of the leased property, provided that, in the event of any changes in any applicable state or federal banking law after the Effective Date, the meaning of "Net Lease" shall be changed accordingly.

            "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

            "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

            "Parent" means, in the case of PCI Air Co, PCI.

            "PCF" means Potomac Capital Investment Corporation, a Delaware corporation.

            "PCI Master Lease" has the meaning set forth in Section 5.2(d)(i).

            "PCI Note" has the meaning set forth in clause (i) of the definition of "Permitted Investment".

            "Percentage Interest" means, with respect to each Member, as of the date hereof, the Percentage Interest of such Member set forth in Section 2. 1 hereof In the event all or any portion of an Interest is Transferred in accordance with the terms of this Agreement other than pursuant to a pledge or hypothecation, the transferee shall succeed to a corresponding portion of the Percentage Interest of the transferor.

            "Permitted Investments" mean:

(i)       A debt obligation ("PCI Note") of PCI or a direct or indirect wholly owned subsidiary of PCI fully and unconditionally guaranteed by PCI that (i) provides for interest-only payments at an interest rate equal to PCI's then current borrowing rate for equivalent maturity securities, (ii) is either a demand obligation or has a maturity no later than June 30, 2002, and (iii) is substantially in the form of the PCI Note attached hereto as Exhibit D, provided that PCI's senior unsecured debt is rated at least Baa3 by Moody's or BBB,- by S&P on the date such obligation is acquired by the Company;

(ii)       A debt obligation of any issuer other than PCI or its Affiliates rated at least Baa3 by Moody's or BBB- by S&P with maturity no later than June 30, 2002;

(iii)       Solely through AIMC, preferred stock of any issuer whose senior unsecured debt is rated at least Baa3 by Moody's or BBB by S&P; provided that (A) all such preferred stock shall be held only by AIMC and (B) at no time shall any such holding of preferred stock by AIMC represent more than five percent (5%) of any class of "voting securities" of the issuer (as such term is defined in the BHCA),

(iv)       Solely in the case of the Company and not indirectly through AIMC, the Leased Aircraft;

(v)       The stock of AIMC;

(vi)       Property described in Section 5. 1 (b) hereof, and

(vii)       Property described in Section 5.5 hereof

            "Person" means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

            "Profits" and "Losses" mean, for each Allocation Year, an amount equal to the Company's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)       Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

(ii)       Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

(iii)       In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)       Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)       In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of "Depreciation";

(vi)       To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)       Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

            The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

            "Property" means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

            "RAMP Investments Contribution Agreement" means the Contribution Agreement of even date herewith and in the form attached hereto as Exhibit B pursuant to which RAMP Investments made or will make its contribution to the Company.

             "Reconstitution Period' has the meaning set forth in Section 12. 1 (b) hereof.

            "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

            "Regulatory Allocations" has the meaning set forth in Section 3.4 hereof.

            "Retirement Allocation Date" has the meaning set forth in Section 10.2(b) hereof.

            "Retirement Date" has the meaning set forth in Section 10. 2(a) hereof.

            "Second Appraiser" shall have the meaning set forth in Exhibit C hereto.

            "Securities Act' means the Securities Act of 193 3, as amended.

            "S&P" means Standard & Poor's Corporation.

            "Tax Matters Member" has the meaning set forth in Section 8.3 (a) hereof.

            "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

             "Voluntary Bankruptcy" has the meaning set forth in the definition of "Bankruptcy.

            "Wholly Owned Affiliate" of any Person means an Affiliate of such Person (i) one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) an Affiliate to such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) any Wholly Owned Affiliate of any Affiliate described in clause (i) or clause (ii).

SECTION 2 MEMBERS' CAPITAL CONTRIBUTIONS
2.1 Original Capital Contributions. The name, address, original Capital Contribution, and initial Percentage Interest of each of the Members is as follows:
Name and Address	Original Capital Contribution	Percentage Interest
PCI Air Co 1575 Delucchi Lane Suite 115 Reno, Nevada 89502	$4,887,597 in cash	1%
RAMP Investments 1575 Delucchi Lane Suite 115 Reno, Nevada 89502	The aircraft described in theRAMP Investments ContributionAgreement attached hereto as Exhibit B together with an amount of cash attributable to rental payments on such aircraft received by PCI after November 30, 1995 and before the date on which such aircraft are contributed to the Company with an agreed initial Gross Asset Value equal to $302,841,608 allocated among such assets as set forth on Schedule A, which aircraft is subject to nonrecourse debt in the aggregate amount of $43,064,635. The stock of AIMC, with an Agreed initial Gross Asset Value Equal to $212,307,137. $11,788,045 in cash	99%

Each Member shall make its original Capital Contribution on the Effective Date or the next Business Day thereafter, provided that RAMP Investments shall contribute the aircraft described in the RAMP Investments Contribution Agreement at such times as are required by such RAMP Investments Contribution Agreement.

            2.2      Additional Capital Contributions.

            The Members may make additional Capital Contributions only with the written consent of all Members.

SECTION 3 ALLOCATIONS

            3.1      Profits.

            After giving effect to the special allocations set forth in Sections 3.3 and 3.4, Profits for any Allocation Year shall be allocated to the Members in proportion to their Percentage Interests.

            3.2      Losses.

            After giving effect to the special allocations set forth in Sections 3.3 and 3.4 and subject to Section 3.5, Losses for any Allocation Year shall be allocated to the Members in proportion to their Percentage Interests.

            3.3      Special Allocations.

            The following special allocations shall be made in the following order:

             (a)       Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3 if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

             (b)       Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

             (c)       Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), or 1. 704-1 (b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement.

             (d)       Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3 (d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such amount after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) and this Section 3.3(d) were not in the Agreement.

             (e)       Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

             (f)       Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

             (g)       Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1 (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's. interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

             (h)       Allocations Relating to Taxable Issuance of Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Interests by the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

            3.4      Curative Allocations.

            The allocations set forth in Sections 3.3(a), 3.3(b), 33(c), 3.3(d), 3.3(e), 3.3 (f), 3.3 (g) and 3.5 (the "Regulatoty Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3(h). Notwithstanding the previous sentence, the Manager shall not make special allocations of income or gain under this Section 3.4 to offset Regulatory Allocations previously made under Sections 3.3(e) and 3.3(f) hereof.

            3.5      Loss Limitation.

            Losses allocated pursuant to Section 3.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to. Section 3.2 hereof, the limitation set forth in this Section 3.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1 (b)(2)(ii)(d) of the Regulations.

            3.6      Other Allocation Rules.

             (a)       Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Section 3 as of the last day of each Allocation Year, provided that Profits, Losses and such other items shall also be allocated at such times as are required by Section 10.2 hereof and at such other times as the Gross Asset Values of Company Property are adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value" in Section 1. 10 hereof.

             (b)       For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager (except to the extent otherwise provided in Section 10.2 hereof) using any permissible method under Code Section 706 and the Regulations thereunder.

             (c)       The Members are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes, except as otherwise required by law.

             (d)       Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are in proportion to their Percentage Interests.

             (e)       To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Manager shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

             (f)       Notwithstanding anything to the contrary herein, amounts paid or received by a Member or an Affiliate of a Member as damages or indemnification with respect to any breach or other violation of any representation, warranty, covenant or other agreement made pursuant to Section 7 or 10. 1 hereof (such amounts being referred to in this Section 3.6(f) as a "Damages Payment") shall be treated for income tax purposes as a contribution to or a distribution from the Company, as the case may be, by such Member, provided, however, that a Damages Payment (i) shall not be treated as a Capital Contribution, (ii) shall not cause an adjustment to or otherwise affect Capital Accounts of any Member, (iii) shall not be taken into account in computing Profits or Losses, and (iv) in the case of a Damages Payment to a Member or an Affiliate of a Member, shall not be treated as a distribution of Net Cash Flow; provided further, however, that (w) to the extent a Damages Payment required to be paid by a Member or an Affiliate of a Member is with respect to a payment by the Company of an item that is deductible for income tax purposes or results in an increase in the basis of any Company asset that is depreciable, amortizable, or subject to cost recovery, any such deduction or cost recovery allowance shall not be taken into account in computing Profits or Losses, or other items of loss or deduction allocable pursuant to Section 3 of this Agreement, but shall be specially allocated to such Member for income tax purposes, (x) to the extent any Damages Payment required to be paid to a Member or an Affiliate of a Member is with respect to the receipt by the Company of an item that constitutes income for income tax purposes, such income shall not be taken into account in computing Profits or Losses or other items of income or gain allocable pursuant to Section 3 of this Agreement, but shall be specially allocated to such Member for income tax purposes, and (y) any special allocations pursuant to clauses (w) or (x) of this Section 3.6(f) shall not affect the Capital Account of any Member.

            3.7      Tax Allocations: Code Section 704(c).

            In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the "remedial method" pursuant to the Regulations under Section 704(c).

            In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

            Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 4 DISTRIBUTIONS

            4.1      Net Cash Flow.

            Except as otherwise provided in Sections 5.2(i), 10 and 12 hereof, Net Cash Flow, if any, shall be distributed quarterly as soon as practicable after the end of each Fiscal Quarter to the Members in proportion to their Percentage Interests, provided that no distributions shall be made that would create or increase an Adjusted Capital Account Deficit for any Member.

            4.2      Amounts Withheld.

            All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

            4.3      Limitations on Distributions.

             (a)       The Company shall make no distributions to the Members except (i) as provided in this Section 4, Section 5.2(i), Section 10.2 and Section 12 hereof, or (ii) as agreed to by all of the Members.

             (b)       Notwithstanding any other provision of this Agreement, the Company shall not make a distribution to a Member to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Members on account of their Capital Contributions, would exceed the fair value of the Company's assets. For these purposes, the fair value of any asset or assets that are subject to a liability for which the recourse of creditors is limited shall be included in the calculation of the total value of the Company's assets only to the extent the fair value of such asset or assets exceeds such liability.

            4.4      Distributions and Payments to Members.

            It is the intent of the Members and the Manager that no distribution or payment to any Member (including distributions under Sections 4.1, 5.2(i), 10.2 and 12.2 hereof and distributions pursuant to Section 4.3 hereof) shall be deemed a return of money or other property in violation of the Act. The payment or distribution of any such money or property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and the Member receiving any such money or property shall not be required to return any such money or property to the Company, any creditor of the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the Company, any other Member, or the Manager. Any amounts required to be paid under such obligation shall be treated as a permitted additional Capital Contribution pursuant to Section 2.2 hereof.

SECTION 5 MANAGEMENT

            5.1      Authority of the Manager.

            The Members intend that the Company be managed by the Members in accordance with Section 18-402 of the Act and subject to any restrictions set forth in the Certificate or this Agreement, including, without limitation, those set forth in Sections 1.3(a) and 6.5 hereof, the Members hereby delegate all powers to control and manage the business and affairs of the Company and to bind the Company to and such powers shall be exclusively vested in, the Manager and the Manager may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Manager deems necessary, useful or appropriate for the management and conduct of the Company's business and affairs and in the pursuit of the purposes of the Company, including exercising the following specific rights and powers in the name of and on behalf of the Company:

             (a)       Conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

             (b)       Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

             (c)       Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

             (d)       Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Property, or in connection with managing the affairs of the Company, including, executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement, both as Manager and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Manager'.

             (e)       Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Company assets;

             (f)       Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company assets;

             (g)       Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

             (h)       Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

             (i)       Contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

             (j)       Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

             (k)       Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the' Company;

             (l)       Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Manager in connection with activities arising out of connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

             (m)       Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

             (n)       Indemnify a Member or the Manager or former Member or Manager in accordance with this Agreement, and to make any other indemnification that is authorized by this Agreement in accordance with the Act;

             (o)       Acquire, invest Company funds in, hold and sell, transfer or otherwise dispose of Permitted Investments;

             (p)       Acquire the AIMC stock and cause AIMC to invest in, hold and sell, transfer or otherwise dispose of Permitted Investments;

             (q)       Execute and deliver on behalf of the Company (i) the RAMP Investments Contribution Agreement, (ii) the PCI Master Lease, (iii) any PCI Note, (iv) the Aircraft Lease Documents, and (v) any other document or instrument to be delivered in connection with any of the foregoing; and

             (r)       Be the sole "authorized person" on behalf of the Company, as that term is defined in the Act.

            5.2      Duties and Obligations of the Manager.

             (a)       The Manager shall take all actions which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company's purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of this Agreement and applicable laws and regulations.

             (b)       The Manager shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Company.

             (c)       Prior to or contemporaneously with the Company's acquisition of any item of Leased Equipment, the Manager shall execute and deliver to the Company a certificate regarding the lease to which such Leased Equipment is subject in the form of the Lease Certificate attached hereto as Exhibit E.

             (d)        The Manager will cause one of the following to occur within ninety (90) days after the default or termination of any lease of Leased Equipment (the "Defaulted Lease"):

(i)       The Manager will cause the Company to lease the Leased Equipment to PCI pursuant to a lease substantially in the form of the PCI Master Lease attached hereto as Exhibit F (the "PCI Master Lease ") at then fair market value rental rates for a period of time so that the PCI Master Lease qualifies as a Full Payout Lease, provided that, if then current market conditions do not permit the PCI Master Lease to qualify as a Full Payout Lease, the Manager must choose another alternative pursuant to clause (ii) or (iii) below.

(ii)       The Manager will cause the Company to lease the Leased Equipment to a new lessee (the "Post Default Lease") at then fair market value rental rates so that the Post Default Lease qualifies as a Full Payout Lease, provided that if then current market conditions do not permit the Post Default Lease to qualify as a Full Payout Lease, the Manager must choose another alternative pursuant to clause (i) above or (iii) below.

(iii)       The Manager will cause the Company to sell the Leased Equipment in a commercially reasonable manner.

             (e)       In the event that any rent received with respect to, or the proceeds of the sale of, any Permitted Investment is paid to the Company in non-cash consideration which is not itself a Permitted Investment, the Manager shall cause the Company to sell or otherwise dispose of such consideration in a commercially reasonable manner within ninety (90) days of its acquisition.

             (f)       The Company shall at all times procure or cause to be procured and maintain or cause to be maintained with insurers of recognized responsibility, and substantial financial capacity, in the worldwide commercial aviation, watercraft or railcar industry, as the case may be, primary insurance and contingent liability and property damage liability insurance insuring the respective interests of each Member of the Company of the type and in amounts in accordance with prudent industry practice for persons owning, operating or using aircraft, watercraft or railcars, as the case may be, which covers the kinds of risks customarily insured and in amounts consistent with prudent industry practice; provided however, that all contingent aircraft public liability insurance and aircraft property damage liability insurance shall have a combined single limit of not less than $500,000,000.

             (g)       As soon as practicable after the Effective Date, the Manager shall cause the Company to invest in Permitted Investments described in clauses (i) or (ii) of the definition of "Permitted Investments" in Section 1.10 hereof in an amount equal to the cash Capital Contributions of the Members made pursuant to Section 2.1 hereof reduced by any transaction fees and expenses required to be paid by the Company at inception, provided that, until the earlier to occur of the ninetieth (90th) day after the Effective Date or the date on which RAMP Investments has made the entire Capital Contribution required by Section 2.1 hereof, the Manager shall cause the Company to invest such cash in PCI Notes that are payable on demand.

             (h)       As soon as practicable after the Effective Date, the Manager shall cause the Company to pay costs and expenses attributable to the formation of the Company including, without limitation, legal and accounting fees and $1,500,000 payable to Bankers Trust Company.

             (i)       In the event that RAMP Investments has not made the entire Capital Contribution required by Section 2.1 hereof within the ninety (90) day period after the Effective Date, the Company shall distribute as soon as practicable after the nineteenth day after the Effective Date, (i) to RAMP Investments, an amount equal to the aggregate amount that RAMP Investments is required to distribute to its members pursuant to Section 5.2(k) of the Operating Agreement of RAMP Investments, L.L.C., and (ii) to PCI Air Co, an amount such that the percentage obtained by dividing the Net Contribution Value contributed to the Company by PCI Air Co by the Net Contribution Value contributed to the Company by RAMP investments and PCI Air Co, reduced by any distribution made to RAMP Investments pursuant to this Section 5.2(i), is equal to one percent (1%).

            5.3      Compensation; Expenses.

             (a)       Compensation and Reimbursement. Except as otherwise provided in this Section 5.3 and Section 5.4 hereof, no Manager or Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company or otherwise in its capacity as a Manager or Member, nor shall any Manager or Member be reimbursed for any expenses incurred by such Manager or Member on behalf of the Company or otherwise in its capacity as a Manager or Member.

             (b)       Expenses. The Manager shall pay all ordinary and customary expenses of the Company incurred in the ordinary course of the Company's day-to-day business in exchange for a management fee paid to the Manager in an amount equal to $50,000 per year payable quarterly in arrears. In addition, with the consent of the Members, the Manager may charge the Company, and shall be reimbursed, for other reasonable expenses (such as litigation costs) incurred in connection with the Company's business that would not be considered to be incurred in the ordinary course of the Company's day-to-day business. Such reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member of profit, loss or capital of the Company.

            5.4      Indemnification of the Manager.

             (a)       Unless otherwise provided in Section 5.4(d) hereof, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save harmless, and pay all Expenses of the Manager or any officers or directors of the Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Manager, officer or director in connection with the business of the Company, including attorneys' fees incurred by the Manager, officer or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act) as permitted by law.

             (b)       Unless otherwise provided in Section 5.4(d) hereof, in the event of any action by a Member against the Manager, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all Expenses of the Manager, incurred in the defense of such action, if the Manager is successful in such action.

             (c)       Unless otherwise provided in Section 5.4(d) hereof, the Company shall indemnify, save harmless, and pay all Expenses of the Manager, if for the benefit of the Company and in accordance with this Agreement the Manager makes any deposit, acquires any option or makes any other similar payment or assumes any obligation in connection with any Property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

             (d)       Sections 5.4(a), 5.4(b) and 5.4(c) shall be enforced only to the maximum extent permitted by law and the Manager shall not be indemnified from any liability for fraud, bad faith, intentional misconduct, gross negligence or a failure to perform in accordance with this Agreement.

             (e)       Notwithstanding anything to the contrary in this Agreement, in no event will any indemnification obligation of the Company or a receiver or trustee to indemnify, save harmless or pay all Expenses set forth in this Section 5.4 subject any Member to personal liability.

            5.5      Temporary Investments.

            All property in the form of cash not otherwise invested shall be deposited for the benefit of the Company in one or more accounts of the Company, the Manager or any of its Wholly Owned Affiliates maintained in such financial institutions as the Manager shall determine or shall be invested in short-term liquid securities or other cash-equivalent obligations of such financial institutions or of the United States (or institutions whose obligations are guaranteed as to payment by the United States), and withdrawals shall be made only in the regular course of Company business on such signature or signatures as the Manager may determine from time to time. Such financial institutions must have outstanding unsecured indebtedness that is rated AA or better by S&P or Aa2 or better by Moody's (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured bank indebtedness).

            5.6      Manager's Liability.

            Without limiting the Manager's liability to the Company for any breach of or failure to perform its covenants and obligations hereunder, no Manager shall be liable under a judgment, decree or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company solely by reason of being a manager of the Company. The Manager shall not have any personal liability for the repayment of any Capital Contributions of any Member.

            5.7      Withdrawal, Removal and Termination.

             (a)       Withdrawal of Manager. The Manager may not withdraw as Manager of the Company without the consent of the Members.

             (b)       Removal of a Manager. The Manager may be removed at any time For Cause at the discretion of RAMP Investments. In the event a Manager is removed For Cause at the direction of RAMP Investments, RAMP Investments will appoint, with the consent of the other Members which shall not be unreasonably withheld, the replacement Manager. For purposes of this Agreement, the term "For Cause" shall mean fraud, bad faith, intentional misconduct or gross negligence of the Manager in the performance of its obligations under this Agreement.

             (c)       Termination of Manager by Operation of Law In the event of the Bankruptcy, dissolution or other termination of the Manager by operation of law, the Manager shall be deemed withdrawn as Manager hereunder upon the election of a successor pursuant to Section 5.7(d) hereof.

             (d)       Election of Successor Manager Except as otherwise provided in Section 5.7(b), upon the withdrawal, removal or other termination of a Manager pursuant to this Agreement, the Members shall appoint a successor Manager to serve hereunder by consent. Such successor Manager shall be required to consent to being bound by the provisions of this Agreement in writing. Upon so consenting, such successor Manager shall be deemed admitted to the Company as a Manager.

             (e)       Effect of Removal, Withdrawal or Termination. Any removal, termination by operation of law or withdrawal of a Manager that is also a Member of the Company shall not affect the status of such Manager as a Member, except to the extent otherwise provided herein.

SECTION 6 ROLE OF MEMBERS

            6.1      Rights or Powers.

            The Members, in their capacities as members of the Company, hereby agree not to exercise any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all of the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

            6.2      Voting Rights.

            No Member has any voting right except with respect to those matters specifically reserved for a Member vote which are set forth in this Agreement and as required in the Act.

            6.3      Meetings and Consents of the Members.

             (a)       Meetings of the Members may be called by the Manager and shall be called upon the written request of any Member. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than ten (10) Business Days nor more than thirty (30) days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under the Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in Section 6.4. Except as otherwise expressly provided in this Agreement, the unanimous vote or consent of the Members shall be required to constitute the act of the Members or the consent of the Members.

             (b)       For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Manager or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days nor less than ten (10) Business Days before any such meeting.

             (c)       Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration: of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

             (d)       Each meeting of Members shall be conducted by the Manager or such other individual Person as the Manager deems appropriate pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate.

            6.4      Procedure for Consent

            In any circumstances requiring the agreement, approval or consent of the Members specified in this agreement, such agreement, approval or consent may, except where a standard for such agreement, approval or consent is provided for expressly in this Agreement, be given or withheld in the sole and absolute discretion of the Members, and each Member shall be entitled to consider only such factors and interest ' s as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. If the Manager receives the necessary agreement, approval or consent of the Members to such action, the Manager shall be authorized and empowered to implement such action without further authorization by the Members. Such agreement, approval or consent must be obtained in writing or by telephone or facsimile, if such telephone conversation or facsimile is followed by a written summary of the telephone conversation or facsimile communication sent by overnight courier, registered or certified mail, postage and charges prepaid, addressed as described in Section 13'. 1 hereof, or to such other address as such Person may. From time to time specify by notice to the Members and the Manager.

            6.5      Required Member Consents.

            Notwithstanding any other provision of this Agreement, the Manager shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the consent of the Members:

             (a)       Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 1.3 hereof,

             (b)       Knowingly do any act in contravention of this Agreement;

             (c)       Confess a judgment against the Company in an amount in excess of $ 100,000;

             (d)       Cause the Company to merge or consolidate with another Person;

             (e)       Cause the Company to dissolve;

             (f)       Knowingly do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

             (g)       Possess Property, or assign rights in specific Property, for other than a Company purpose;

             (h)       Cause the Company to take any action that would cause a Bankruptcy of the Company;

             (i)       Cause a significant change in the nature of the Company's business or make any amendment, consent, waiver, or other modification with respect to the Articles of Incorporation of AIMC, any Permitted Investment, the RAMP Investments Contribution Agreement, or the Aircraft Lease Documents;

             (j)       Cause the Company to admit any additional Members or issue any additional Interests or to effect any redemption or retirement of any part of an Interest (other than a retirement pursuant to Section 10.2(b) hereof);

             (k)       Cause the Company to incur, assume, or obligate itself by contract for any Debt in the aggregate in excess of $50,000, except that the Company may incur, assume or obligate itself by contract for (i) liabilities described in Sections 5.1(q) and 5.3(b) hereof, and (ii) current trade liabilities incurred in the ordinary course of the Company's trade or business and payable in accordance with customary practices;

             (l)       Cause the Company to refinance, recast, increase, modify, or extend any, liabilities affecting the Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property;

             (m)       Cause the Company to acquire directly any assets other than the following: (i) Capital Contributions, (ii) Permitted Investments acquired pursuant to Section 5.2(g) hereof, (iii) the stock of AIMC, and (iv) ancillary rights arising from the transactions contemplated hereby;

             (n)       Cause the Company to acquire indirectly through AIMC any assets other than the following: (i) Permitted Investments and (ii) cash proceeds and ancillary rights arising from the transactions contemplated hereby; and

             (o)       Cause the Company to make any contributions to AIMC.

            6.6      Withdrawal/Resignation.

            Except as otherwise provided in Sections 4, 10 and 12. hereof, no Member shall demand or receive a return on or of its Capital Contributions or withdraw or resign from the Company without the consent of all Members. If any Member resigns or withdraws from the Company in breach of this Section 6.6, such resigning or withdrawing Member shall not be entitled to receive any distribution under this Agreement. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive Property other than cash except as may be specifically provided herein.

            6.7      Member Compensation.

            No Member shall receive any interest, salary or drawing With respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.

            6.8      Members Liability.

            No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments or payments to the Company, provided that a Member may be required to repay distributions made to it as provided in Section 18-607 of the Act subject to Section 4.4 hereof.

            6.9      Partition.

            While the Company remains in effect or is continued, each Member agrees not to have any Company Property partitioned or file a complaint or institute any suit, action or proceeding at law or in equity to have any Company Property partitioned, and each Member, on behalf of itself its successors and its assigns hereby waives any such right.

            6.10      Transactions Between a Member or Manager and the Company.

            Except as otherwise provided by applicable law, any Member or Manager may, but shall not be obligated to, enter into the transactions described in Sections 1.9(c), 1.9(d) and 1.9(e) hereof and transact other business with the Company and has the same rights and obligations when transacting such business with the Company as a Person or entity who is not a Member or Manager. A Member or Manager, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or Manager or any Affiliate thereof, may also be an employee or be retained as an agent of the Company.

            6.11      Other Instruments.

            Each Member hereby agrees to execute and deliver to the Company within five (5) Business Days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Manager deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

SECTION 7 REPRESENTATIONS AND WARRANTIES

            7.1      In General.

            As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 7.2 hereof, and such warranties and representations shall survive the execution of this Agreement.

            7.2      Representations and Warranties.

            Each Member hereby represents and warrants to the Company and, each other Member that:

             (a)       Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership, or limited liability company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to. be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, partnership, or company action. This Agreement constitutes the legal, valid, and binding obligation of such Member.

             (b)       No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach, whether with notice or lapse of time or both, of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality; domestic or foreign, or any arbitrator, applicable to such Member, (ii) will conflict with, violate, result in a breach of, or constitute a default under, whether with notice or lapse of time or both, any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, note, bond, mortgage, lease agreement, or other instrument or agreement to which such Member is a party or by which such Member is or may be bound, or (iv) will result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the material properties or assets of such Member.

             (c)       Governmental Authorizations. Any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and perf6rinance by such Member of its obligations under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the Effective Date.

             (d)       Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of its properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding which could, if adversely determined), reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member has not received any currently effective notice of any default, and such Member is not in default (whether with notice or lapse of time or both), under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

             (e)       Public Utility Holding Company Act. Such Member and each of its Affiliates is not, nor will the Company or any of its Members as a result of such Member holding an Interest therein be, a "holding company," an "affiliate of a holding company," a "subsidiary of a holding company," or an "associate company," as defined in, or subject to regulation under, the Public Utility Holding Company Act of 193 5, as amended, or the regulations promulgated thereunder.

             (f)       Subsidiary. All of the outstanding capital stock or ownership interests in the capital and profits of such Member (other than RAND Investments) is owned, directly or indirectly, by its Parent.

             (g)       Investigation. Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis, and expertise. Such Member's acquisition of its Interest is being made for its own account for investment and not with a view to the sale or distribution thereof Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

             (h)       Citizenship. Such Member is and, except as may be consented to by the other Members (which consent shall not be unreasonably withheld), shall remain throughout the term of the Company, a "citizen of the United States" within the mewing of Section 101(16) of the Federal Aviation Act and shall notify the Manager immediately upon becoming aware of any fact or circumstance that would lead reasonably to the conclusion that such Member is at risk of losing such citizenship.

             (i)       ERISA. Such Member is not acquiring its Interest in the Company with the assets of any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any "plan" within the meaning Section 4975(e)(1) of the Code.

            7.3      Limitation on Damages for Breach of Representations or Warranties/Damage Payments.

             (a)       Notwithstanding any other provision of this Agreement, or any other law, rule, or regulation, each Member shall in no event be liable to the Company, the Members or any Affiliate of any of them for any amount in excess of $5,000,000 in the aggregate for all claim resulting from, related to, or in connection with the breach or other violation of any representation, warranty, covenant or agreement contained herein.

             (b)       Any damages, indemnification or other payments made to the Company with respect to any breach or other violation of any representation, warranty, covenant or other agreement made pursuant to this Section 7, to the extent paid with respect to costs, liabilities or damages incurred by a Member or an Affiliate thereof, shall immediately be paid by the Company to such Member or Affiliate.

SECTION 8 ACCOUNTING, BOOKS AND RECORDS
8.1 Accounting, Books and Records. (a) The Company shall keep on site at its principal place of business each of the following:

(i)       Separate books of account for the Company which shall show a true and accurate record in United States dollars of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with the Modified Tax Basis of Accounting;

(ii)       Separate books of account that reflect the Capital Accounts of the Members as maintained pursuant to the provisions of this Agreement;

(iii)       A current list of the full name and last known business, residence, or mailing address of each Member, both past and present;

(iv)       A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed,

(v)       Copies of the Company's federal, state, and local income tax returns and reports, if any, for the six most recent years;

(vi)       Copies of this Agreement;

(vii)        Copies of any writings permitted or required under Section 18-502 of the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member's Interest including, without limitation, the RAMP Investments Contribution Agreement; and

(viii)       Any written consents obtained from Members pursuant to Section 18302 of the Act regarding action taken by Members without a meeting.

             (b)       The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly. Any Member or its designated representative has the right at its own cost and expense, at any reasonable time, to have access to and inspect and copy the contents of such books or records. Such Member shall reimburse the Manager for reasonable costs incurred as a result of such inspection. Notwithstanding anything in the Act (including Section 18-305(c) of the Act) or this Agreement to the contrary, the Manager shall not have the right to keep confidential from any Member any information concerning the Company.

            8.2      Reports.

             (a)       In General. The Manager shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants.

             (b)       Periodic Reports. The Company shall cause to be delivered to each Member the financial statements listed in clauses (i) and (ii) below, prepared in each case in accordance with the Modified Tax Basis of Accounting. The quarterly financial statements referred to in clause (ii) below may be subject to normal year-end audit adjustments.

(i)       Within ninety (90) days after the end of each Fiscal Year and at such time as distributions are made to the Members pursuant to Section 12 hereof following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members' Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company's accountants to be fairly stated in all material respects.

(ii)       Within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a balance sheet of the Company as of the end of such Fiscal Quarter and the related statements of operations, cash flows and Net Cash Flow, each as prepared by the Manager for such Fiscal Quarter.

             (c)       Retirement Date Reports. The Manager shall cause to be prepared and each Member furnished with (x) on the date on which any distribution is made pursuant to Section 10.2(b) hereof in retirement of RAMP Investments entire Interest each of the following statements together with a certificate of the Manager executed by a financial officer thereof familiar with the financial affairs of the Company that such statements have been prepared in accordance with this Agreement subject to adjustment by the audited statements to be provided pursuant to clause (y), and (y) not later than one hundred twenty (120) days after the date described in clause (x), certification by an office of an internationally recognized accounting firm selected by the Manager that such statements have been prepared in accordance with this Agreement:

(i) A balance sheet as of the Retirement Allocation Date; and (ii) A statement of the Members' Capital Accounts as adjusted pursuant to Section 10.2(b) hereof.

            8.3      Tax Matters.

             (a)       Tax Elections. The Manager is specifically authorized to act as the "Tax Matters Member" under the Code and in any similar capacity under state or local law. The Tax Matters Member shall have the authority without any further consent of the Members being required (except as specifically required herein), to make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Company distributions; (ii) to extend the statute of limitations for assessment of tax. deficiencies against the Members with respect to adjustments to the Company's federal, state, local or foreign tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members; provided that, to the extent any such agreement, election, or document might have a material adverse effect on any Member, such Member must consent in writing to such agreement, election, or document and the Tax Matters Member must reasonably consult with such Member in any discussions or negotiations associated with such agreement or document.

             (b)       Tax, Information. Necessary tax information shall be delivered by the Manager to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than three and one-half (3-1/2) months after the end of each Fiscal Year. The Manager will provide an estimate of such tax information to each Member within sixty (60) days after the end of each Fiscal Year.

SECTION 9 AMENDMENTS

            Amendments to this Agreement may be proposed by the Manager or any Member. Following such proposal, the Manager shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Manager shall include in any such submission a recommendation as to the proposed amendment. The Manager shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of all of the Members.

SECTION 10 TRANSFERS

            10. 1      Restrictions on Transfers.

            No Member shall Transfer all or any portion of its Interest. A Transfer of all or a portion of an Interest includes, without limitation, (a) a Transfer of a beneficial interest in a grantor trust that holds an Interest and (b) an event that causes a grantor trust that holds an Interest not to be treated as a grantor trust for federal income tax purposes.

            Any purported Transfer of an Interest shall be null and void and of no force or effect whatever, provided that, if the Company is required to recognize a Transfer, the interest transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company as a substituted member, and such transferee shall not have any right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement; and the transferor will continue to be a Member of the Company.

            In the case of an attempted Transfer of an Interest, the parties attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that the Company or any of such indemnified members may incur (including, without limitation, incremental tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby. Any indemnification payments made to the Company under this Section 10, to the extent paid with respect to costs, liabilities or other damages incurred by a Member, shall immediately be paid by the Company to such Member.

            10.2      Retirement of RAMP Investments Interest.

             (a)       RAMP Investments' Retirement Election.

            In the event that either the manager of RAMP Investments or BT Investor elects to retire BT Investor's interest in RAMP Investments, RAMP Investments may elect to require the Company to retire a portion of its Interest by distributing to it an amount equal to the amount required to be distributed by RAMP Investments to BT Investor by giving written notice of its election to the Company and to all other Members which notice shall include the amount to be distributed (the "Retirement Amount'). Any notice given under this Section 10.2(a) shall state the date on which the distribution required by Section 10.2(b) hereof shall be made to RAMP Investments (the "Retirement Date"), which date shall not be earlier than thirty (30) Business Days following the date of such notice.

             (b)       Distributions Upon Retirement of RAMP Investments' Remaining Interest

(i)       In the event that a portion of RAMP Investments' Interest is retired pursuant to Section 10.2(a) hereof, (x) the value of the Company's assets shall be determined in accordance with this Section 10.2(b) and the Gross Asset Values of all Company assets shall be adjusted pursuant to subparagraph (h) of the definition of "Gross Asset Value" in Section 1.10 hereof as of the day on which RAMP Investments delivers the notice described in Section 10.2(a) (the "Retirement Allocation Date"), (Y) Profits, Losses, and other items of Company income, gain, loss or deduction for the period beginning on the first day of the Allocation Year during which the Retirement Allocation Date occurs and ending on the Retirement Allocation Date (including Profits and Losses resulting from adjustment of the Gross Asset Value of Property) shall be allocated pursuant to Section 3 hereof, and (z) no Profits or Losses for the period beginning on the first day after the Retirement Allocation Date (including Profits or Losses attributable to periods subsequent to the adjustment of Gross Asset Values of Property pursuant to 66-Section 10.2(b)) shall be allocated to RAMP Investments with respect to t6, portion of its Interest being retired (however, other required allocations, including those required by Regulation Section 1. 704- 1 (b)(2)(iv)(f), Section 704(c) of the Code or Section 3.3 shall continue to be made to RAMP Investments after the Retirement Allocation Date).

(ii)       On the applicable Retirement Date, the Company shall distribute to RAMP Investments an amount of cash and/or property (as determined pursuant to the following sentence) in an amount equal to the Retirement Amount. Unless otherwise unanimously agreed by the Members, the distribution to RAMP Investments under this Section 10.2(b)(ii) shall consist of an undivided interest in each item of Property other than cash and a proportionate share of the Company's cash (including cash resulting from the sale of Property or the repayment of Permitted Investments) subject to a proportionate share of the Company's liabilities, such undivided interest and proportionate share in each case being equal to the ratio of Retirement Amount to the aggregate balances of the Capital Accounts of all of the Members immediately after giving effect to the adjustments and allocations required by Section 10.2(b)(i) hereof and as reflected on the statement of Capital Accounts provided to the Members pursuant to Section 8.2(c)(ii) hereof. If the Capital Account balance of BT Investor is zero or negative, the BT Investor shall receive no distribution, nor shall it assume any liability.

(iii)       For purposes of determining the amount of any adjustment to the Gross Asset Values of Company assets pursuant to subparagraph (ii) of the definition of "Gross Asset Value" in Section 1. 10 hereof, the value of each of the Company's assets on the Retirement Allocation Date will be equal to its Appraised Value. The Appraised Values shown on such appraisal shall be binding upon the Members. The Company shall bear the cost of any appraisal.

SECTION 11 POWER OF ATTORNEY

            11.1      Manager as Attorneys-In-Fact.

             (a)       Appointment Each Member hereby makes, constitutes, and appoints the Manager, with full power of substitution and resubstitution, its true and lawful attorney-in fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the Manager may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business; (ii) any and all amendments, restatements or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, which the Manager may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including, without limitation, amendments, restatements or changes to reflect (A) the exercise by the Manager of any power granted to it under this Agreement, and (B) the disposition by any Member of its Interest; (iii) all certificates of cancellation and other instruments which the Liquidator deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement; and (iv) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by the Manager to carry out fully the provisions of this Agreement in accordance with its terms. Each Member authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratify and confirm all that any such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

             (b)       Form of Signature. To the extent the laws of any jurisdiction in which the Company engages in business require that a Member sign, execute, certify, acknowledge, swear to, file, or record a certificate or other document, such certificate or other document, shall be executed in the form set forth below:

RAMP Investments, Member
By: PCI Air Management Corportion, attomey-in-fact under Power of Attorney, dated November 13, 1995 By: Title:

            11. 2      Nature of Special Power.

            The power of attorney granted to each Manager pursuant to this Section 11:

             (a)       Is a special power of attorney coupled with an interest and is irrevocable;

             (b)       May be exercised by any such attorney-in-fact by listing the Members executing any aggreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

             (c)       Shall survive and not be affected by the subsequent Bankruptcy, insolvency, dissolution, or cessation of existence of a Member.

SECTION 12 DISSOLUTION AND WINDING UP
12.1 Dissolution Events. (a) Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):

(i)       The unanimous vote of the Members to dissolve, wind up, and liquidate the Company;

(ii)       A judicial determination that an event has occurred that makes it unlawful, impossible or not reasonably practicable to carry on the business of the Company;

(iii)       The Bankruptcy, dissolution, retirement, resignation or expulsion of any Member or the occurrence of any other event which terminates the continued membership of a Member under the Act; provided that any such event will not be deemed a Dissolution Event in the event that there are at least two remaining Members and each remaining Member agrees to continue the business of the Company within ninety (90) days after the occurrence of such an event;

(iv)       The Company shall default in its obligation to retire RAMP Investments following RAMP Investments election to retire its Interest pursuant to Section 10.2(a) hereof, or

(v)       The passage of twenty years after the formation of the Company.

            The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

             (b)       Reconstitution. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, then within an additional ninety (90) days after such determination (the "Reconstitution Period"), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless such an election is made within the Reconstitution Period, the Company shall dissolve and wind up its affairs in accordance with Section 12.2 hereof .If such an election is made within the Reconstitution Period, then:

(i)       The reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in Section 12. 1 (a);

(ii)       Unless otherwise agreed to by all of the Members, the Certificate and this Agreement shall, subject to any requirement under the Act to file a new certificate of formation, automatically constitute the Certificate and Agreement of such new Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed and transferred to the new Company. No bond, collateral, assumption or release of any Member's or the Company's liabilities shall be required;

provided that the right of the Members to select successor managers and to reconstitute and continue the business of the Company shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

            12.2      Winding Up.

            Upon the occurrence of (i) a Dissolution Event or (h) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event (unless the Company is reconstituted pursuant to Section 12.1(b) hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that, to the extent not inconsistent with the foregoing, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 12.2 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within sixty (60) days of the occurrence of the Dissolution Event and within ninety (90) days after the last day on which the Company may be reconstituted pursuant to Section 12. 1 (b) hereof The Liquidator shall take full account of the Company's liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 12. 10 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

             (a)       First, to creditors (other than the Manager but including other Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distribution to Members under Section 18-601 or 18-604 of the Act;

             (b)       Second, to the Manager, in its capacity as a creditor of the Company, in satisfaction of all of the Company's debts and liabilities (whether by payment or the making of reasonable provision for payment thereof);

             (c)       Third, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for distribution under Sections 18-601 or 18-604 of the Act; and

             (d)       The balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

Except as provided in Section 12.9, no Member or Manager shall receive additional compensation for any services performed pursuant to this Section 12. The Manager understands and agrees that by accepting the provisions of this Section 12.2 setting forth the priority of the distribution of the assets of the Company to be made upon its liquidation, the Manager expressly waives any right which it, as a creditor of the Company, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Company in connection with a distribution of assets of the Company in satisfaction of any liability of the Company, and hereby subordinates to said creditors any such right.

            12.3      Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.

            In the event the Company is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Section 12 to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(h)(2). If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 12 may be:

             (a)       Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shaft be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 12.2 hereof, or

             (b)       Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

            12.4      Deemed Distribution and Recontribution.

            Notwithstanding any other provision of this Section 12, in the event the Company is liquidated within the meaning of Regulations Section 1. 704- 1 (b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company's Debts and other liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have distributed the Property in-kind to the Members, who shall be deemed to have taken subject to all Debts of the Company and other liabilities all in accordance with their respective Capital Accounts. Immediately thereafter, the Members shall be deemed to have recontributed the Property in-kind to the Company, which shall be deemed to have taken subject to all such liabilities.

            12.5      Rights of Members.

            Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company, the Manager or any other Member.

            12.6      Notice of Dissolution/Termination.

             (a)       In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 12.1, result in a dissolution of the Company, the Manager shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Manager) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Manager).

             (b)       Upon completion of the distribution of the Company's Property as provided in this Section 12, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

            12.7      Allocations and Distributions During Period of Liquidation.

            During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 12.2 hereof the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof but no distributions pursuant to Section 4 hereof shall be made.

            12.8      Character of Liquidating Distributions.

            All payments made in liquidation of the Interest of a Member in the Company shall be made in exchange for the Interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

            12.9      The Liquidator.

             (a)       Definition. The "Liquidator" shall be the Manager, provided that, in the event of the Bankruptcy of the Manager or a material breach of a representation or warranty or obligation of the Manager, the BT Investor or its designee shall be the "Liquidator" and shall have the power of attorney granted to the Manager pursuant to Section 11 hereof.

             (b)       Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 12 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

             (c)       Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against the Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the winding up of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, stockholder, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

            12.1      Form of Liquidating Distributions.

            Unless otherwise unanimously agreed by the Members, the distribution to the Members under this Section 12 shall consist of an undivided interest in each item of Property other than cash and a proportionate share of the Company's cash (including cash resulting from the sale of Property or the repayment of Permitted Investments), such undivided interest and proportionate share in each case being equal to the ratio of the balance in each Member's Capital Account to the aggregate balances of the Capital Accounts of all of the Members.

SECTION 13 MISCELLANEOUS

            13.1      Notices.

            Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) as of the date so delivered, if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by overnight courier, registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by overnight courier, charges prepaid and addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members:

             (a)        If to the Company, to the address set forth in Section 1.4 hereof,

             (b)       If to the Manager, to the address set forth in Section 1.4 hereof,

             (c)       If to a Member, to the address set forth in Section 2.1 hereof

            13.2      Binding Effect.

            Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

            13.3      Construction.

            Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The terms of this Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service, except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

            13.4       Time.

            In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day.

            13.5      Headings.

            Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

            13.6       Severability.

            Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 13.6 shall be, of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

            13. 7      Incorporation by Reference.

            No exhibit, schedule, or other appendix attached to this Agreement and referred to herein, is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

            13.8      Variation of Terms.

            All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

            13.9      Governing Law.

            The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

            13.10      Waiver of Jury Trial.

            Each of the Members irrevocably waives, to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

            13.11      Counterpart Execution.

            This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

            13.12      Sole and Absolute Discretion.

            Except as otherwise provided in this Agreement (including Section 5 hereof), all actions which the Manager may take and all determinations which the Manager may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the Manager.

            13.13      Specific Performance.

            Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof .

            13.14      Holding Company Eligible Activities and Holding Company Eligible Assets/Banking Laws and Regulations.

             (a)       It is the intention of the Members that the Company will engage only in Holding Company Eligible activities and will invest only in Holding Company Eligible assets. In furtherance therewith, the Members hereby acknowledge that the Company is subject to federal banking laws and regulations and to supervision and examination by the Board of Governors of the Federal Reserve System.

             (b)       In the event that it becomes unlawful or otherwise prohibited for any of the Members to continue to be members of the Company or any of the Members become subject to federal banking laws and regulations which materially restrict such Member's ability to conduct its business in the ordinary course, to the extent possible, the Members agree to negotiate in good faith to amend this Agreement so as to comply with any legal and/or regulatory requirements and to minimize the adverse financial impact of such laws or regulations.

            13.15      No Material Impairment.

            No Member shall take any action that could impair materially such Member's ability to perform its duties and obligations under this Agreement.

            IN WITNESS WHEREOF, the parties have executed and entered into this Operating Agreement of the Company as of the day first above set forth.

[signatures follow on separate pages]
MEMBERS: PCI AIR MANAGEMENT CORPORATION By: /s/ Gary R. Cornell Title: VICE PRESIDENT
THIS IS A SIGNATURE, PAGE TO THE OPERATING AGREEMENT OF PCI AIR MANAGEMENT PARTNERS, L.L.C. AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS A MEMBER.
MEMBERS (CONTINUED): RAMP INVESTMENTS, L.L.C. By: PCI AIR MANAGEMENT CORPORATION Title: Manager By: /s/ Gary R. Cornell Title: VICE PRESIDENT
THIS IS A SIGNATURE PAGE TO THE OPERATING AGREEMENT OF PCI AIR MANAGEMENT PARTNERS, L.L.C. AND IS EXECUTED BY TBE PARTY NAMED ABOVE IN ITS CAPACITY AS A MEMBER.
MANAGER: PCI AIR MANAGEMENT CORPORATION By: /s/ Gary R. Cornell Title: VICE PRESIDENT
THIS IS A SIGNATURE PAGE TO TBE OPERATING AGREEMENT OF PCI AIR MANAGEMENT PARTNERS, L.L.C. AND IS EXECUTED BY TBE PARTY NAMED ABOVE IN ITS CAPACITY AS A MANAGER.